UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 5, 2013

SUMMIT MATERIALS, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-187556	24-4138486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop, 3rd Floor Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The information set forth under Item 1.01. Entry into a Material Definitive Agreement in the Current Report on Form 8-K filed by Summit Materials, LLC on December 12, 2013 is hereby superseded by the following:

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2013, Summit Materials, LLC (the “Company”) entered into an acquisition agreement (the “Acquisition Agreement”) with Alleyton Resource Corporation, a Texas corporation (“Alleyton”), Alleyton’s affiliates Colorado Gulf, LP, a Texas limited partnership (“Colorado”), Texas CGC, LLC, a Texas limited liability company, Barten Shepard Investments, LP, a Texas limited partnership (“BSI”), and TBGSI Corp., a Texas corporation, and the individual equityholders of Alleyton, Colorado and BSI. If the conditions in the Acquisition Agreement are met and the parties proceed to closing, at closing, the Company will acquire all of the equity interests in Alleyton and Colorado, and Alleyton will acquire certain real property from BSI (the “Acquisition”), expanding the Company’s production and sale of aggregates and ready-mixed concrete and related services to the Houston, Texas area.

The Acquisition Agreement contains customary representations, warranties, covenants, and termination rights. The consummation of the Acquisition is subject to customary conditions, including (i) expiration or termination of the applicable waiting periods under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the absence of a material adverse change on Alleyton and Colorado. The consummation of the Acquisition is also subject to the conditions that (i) the Company shall have received the proceeds contemplated to finance the Acquisition and (ii) the Company shall have completed its due diligence review and the results of such review shall be satisfactory to the Company. In connection with the Acquisition, at closing, the Company will pay $179.25 million, on a cash-free, debt-free basis. In addition, the Acquisition Agreement provides for up to an additional $30.75 million in deferred and contingent payments. The transaction is expected to close in the first quarter of 2014. There can be no assurance that the Acquisition will be completed in the anticipated time frame, or at all, or that the anticipated benefits of the Acquisition will be realized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, LLC

By:	/s/ Brian J. Harris
Name:	Brian J. Harris
Title:	Chief Financial Officer

DATED: December 12, 2013